Exhibit 10.2

Independent Director Agreement

This Independent Director Agreement (this “Agreement”), dated and effective as of May 14, 2026 (the “Effective Date”), is made by each entity listed on Schedule 1 attached hereto (each, a “Company”, and collectively, the “Companies”), and Eugene I. Davis, a natural person and resident of the State of New Jersey (the “Director”). The Companies and the Director may also be referred to individually as a “Party” and collectively as the “Parties.”

Recitals

WHEREAS, the Companies has or may appoint Director to serve as an independent director or an independent manager, as applicable, of Inotiv, Inc. and one or more Companies as of the Effective Date and desires to enter into an agreement with the Director with respect to such appointment; and

WHEREAS, the Director is willing to accept such appointment and to serve the Companies on the terms set forth herein and in accordance with the provisions of this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and other valuable consideration as set forth herein, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

Agreement

Section 1. Incorporation of Recitals. The recitals to this Agreement are incorporated into and made a substantive part hereof.

Section 2. Position. Subject to the terms and provisions of this Agreement, the Director agrees to serve as an independent director or independent manager, as applicable (including as a member of any committee of the board of directors or board of managers, as applicable, to which Director may be appointed and for which Director is qualified to serve) of each applicable Company and to do so upon the terms and conditions set forth in this Agreement.

Section 3. Compensation. The Companies shall pay the Director a flat, fixed cash fee of Forty Thousand Dollars and No Cents $40,000.00 each month (the “Fee”), which shall be paid as follows:

(a) initial pro rated Fee for May, 2026 shall be paid on the Effective Date based on the number of days then remaining in the month of May and any other full or partial months before the Effective Date; and

(b) all subsequent Fees shall be paid in advance on the first day of each month thereafter that is:

(i) not a Saturday or Sunday, and

(ii) a day on which commercial banks in the City of New York are not authorized or required to be closed (the “Payment Date”).

The Director shall not be entitled to any additional compensation for serving on any committee of the Companies’ boards including, without limitation, any special or restructuring committee. The Director shall be expected to serve on any special or restructuring committee as requested by the Companies’ boards, and may serve as chair of such committee as determined by the Companies’ boards. For the avoidance of doubt, the monthly fee of $40,000 represents the total monthly compensation payable to Director for service on the boards of all Companies, and Director shall not be entitled to receive a separate monthly fee for each entity on whose board Director serves.

Additionally, during the term of this Agreement, the Company agrees to pay Director a daily fee of $7,500 (the “Per Diem Payment”) for each day that Director devotes more than six hours preparing for or participating in any deposition, mediation, court proceeding, or comparable legal or regulatory process. Following the termination of this Agreement, the Company agrees to pay the Director the Per Diem Payment for each day that Director devotes more than four hours to (a) preparing for or participating in any deposition, mediation, court proceeding, arbitration, or comparable legal or regulatory process (so long as the subject matter of such activity relates to the Companies), (b) meetings or activities associated with Director’s previous Board duties, or (c) any combination thereof. The Per Diem Payment shall be invoiced and payable on the first day of the calendar month following the calendar month in which the Per Diem Payment is earned.

Section 4. Independent Contractor. The Director’s status during the Term (as defined below) shall be that of an independent contractor and not, for any purpose, that of an employee or agent with authority to bind the Companies in any respect. All payments and other consideration made or provided to the Director under this Agreement shall be made or provided without withholding or deduction of any kind, and the Director shall assume sole responsibility for discharging all tax or other obligations associated therewith. Neither this Agreement nor any provision herein shall be construed as granting any employee rights to the Director or create any partnership or common enterprise between the Parties.

The Director hereby confirms that (a) he does not possess material business, close personal relationships, or other affiliations, with the Companies or any of its major debtholders or its controlling equityholders that would cause him to be unable to (i) exercise independent judgment based on the best interests of the Companies; or (ii) make decisions and carry out his responsibilities as a member of the Companies’ boards in accordance with the terms of the Companies’ organizational documents (the “Organizational Documents”) and applicable law, and (b) he has no existing or former relationship or affiliation of any kind with any competitior of the Companies.

Section 5. Expense Reimbursements. During the Term, the Companies shall reimburse the Director for all reasonable and documented out-of-pocket expenses incurred by the Director in attending any board meetings (including any committee meetings) and, if required, obtaining independent professional advice in the furtherance of the Director’s duties as a director of the Companies, provided that the Director complies with the generally applicable policies, practices and procedures of the Companies for submission of expense reports, receipts or similar documentation of such expenses; provided, further, that such expense reimbursements shall not exceed $30,000, in the aggregate without the prior written consent of the Companies. To the extent travel is necessary, reimbursement for reasonable out-of-pocket expenses may include business class travel.

Section 6. Term. The “Term,” as used in this Agreement, shall mean the period commencing on the first day of the month following the Effective Date and for no less than five (5) months thereafter (“Initial Term”) and terminating, after the initial five (5) months, only on the earliest of the following to occur:

(a) the death of the Director or his disability sufficient to prevent his competent performance of the duties of a Director;

(b) the termination of the Director from his membership on the boards by the mutual agreement of the applicable Company and the Director;

(c) the Director is removed from his membership on the Companies’ boards by way of a required shareholder vote or where such removal is required pursuant to the articles of association of the Companies;

(d) the Director is legally barred from service as a Director of the Companies; or

(e) the resignation by the Director from the applicable boards with at least 2 months’ notice in writing (and the Director shall continue to be paid the Fee during any such notice period).

In the event of any removal of the Director from the Board (including pursuant to paragraph (c) above), the Company shall pay the Director the Fee that is due on the next Payment Date following the month in which the Director is removed from the Board (the “Additional Payment”). Such Additional Payment shall be in addition to any Fee that may have been paid or may be owing for the month in which the Director is removed from the Board and in addition to the receipt of the full amounts of fees for the Initial Term.

Section 7. Duties.

(a) During the Term, the Director shall make necessary efforts to attend all board meetings, serve on appropriate board committees as requested and agreed upon by the applicable boards (except where the Director does not meet the eligibility requirements for such committees), make himself available to the Companies at mutually convenient times and places, attend external meetings and presentations when agreed by the parties in advance, as appropriate and convenient, and perform such duties, services and responsibilities, and have the authority commensurate to such position and required by applicable laws. Notwithstanding any provision herein to the contrary, and for the convenience and cost savings of each party, the Director shall attend all board meetings, board committee meetings, related or Companies external meetings and presentations, and other discussions, meetings and proceedings by conference call, Zoom, Webex, Microsoft Teams, or other Internet-based video means and his physical presence shall not be required at any such meeting, unless physical appearance is required by applicable laws.

(b) The Director shall promptly inform the boards of any circumstances that would likely affect the Director’s status as a Director of the Companies.

(c) The Director will use his good faith efforts to protect and promote the best interests of the Companies.

(d) Each Company recognizes that the Director may sit on the boards of directors or managers of other entities. Notwithstanding the same, the Director will use necessary efforts to coordinate his respective commitments so as to fulfill his obligations to each Company and, in any event, will fulfill his legal obligations as a Director. Since the Director is to be classified as an independent Director at the time of his appointment, the Director shall promptly inform the Companies’ boards of any circumstances that would likely affect such independent status. The Director shall also promptly inform the Companies’ boards of any held (indirect and direct) personal interests which may conflict with each of the Companies and their business.

Section 8. Independent Director Covenants.

(a) No Contrary Obligations. The Director represents to the Companies that his execution and performance of this Agreement shall not be in violation of any agreement or obligation (whether or not written) that he may have with or to any person or entity, including without limitation, any prior or current employer.

(b) Unauthorized Disclosure. The Director agrees and understands that in the Director’s position with the Companies, the Director has been and will be exposed to and receive information relating to the confidential affairs of the Companies, including, but not limited to, technical information, business plans, strategies, other information concerning the Companies’ operations, development, financing, expansion plans, business policies and practices, and other forms of information considered by the Companies to be confidential and/or in the nature of trade secrets. The Director agrees that at all times, the Director will keep such information confidential and will not disclose such information, either directly or indirectly, to any third person or entity without the prior written consent of the Companies; provided, however, that

(i) the Director shall have no such obligation to the extent such information is or becomes publicly known or generally known in the Companies’ industry other than as a result of the Director’s breach of his obligations hereunder; and

(ii) the Director may, after giving prior notice to the Companies to the extent practicable under the circumstances, disclose such information to the extent required by applicable laws or governmental regulations or judicial or regulatory process. This confidentiality covenant has no temporal, geographical or territorial restriction. Upon termination of this Agreement, the Director will promptly return to the Companies and/or destroy at the Companies’ direction all property, notes, memoranda, writings, lists, files, reports, customer lists, correspondence, tapes, disks, cards, surveys, maps, logs, technical data, other product or document, and any summary or compilation of the foregoing, in whatever form, including, without limitation, in electronic form, which has been produced by, received by, or otherwise submitted to the Director in the course or otherwise as a result of the Director’s position with the Companies at any time before or after the Effective Date, provided further, however, that the Companies shall retain such materials for no less than three (3) years after the termination of this Agreement and make them available to the Director if requested by him in connection with any litigation against the Director under circumstances in which:

(A) the Director demonstrates to the reasonable satisfaction of the Companies that the materials are necessary to his defense in the litigation; and

(B) the confidentiality of the materials is preserved to the reasonable satisfaction of the Companies.

(c) Non-Solicitation. The Director shall not interfere with the Companies’ or their affiliates’ relationship with, or endeavor to entice away from the Companies or their affiliates, any person who, on the date of the termination of this Agreement and/or at any time during the one year period prior to the termination of this Agreement, was an employee of the Companies or their affiliates or otherwise had a material business relationship with the Companies or their affiliates for a period of three (3) years after the termination of this Agreement.

Section 9. Indemnification and Insurance.

(a) The Companies shall indemnify the Director to the fullest extent permitted under, and otherwise in accordance with, the provisions of any applicable law in effect on the Effective Date or as such laws may from time to time be amended; provided, however, that the Companies shall indemnify Director only if Director provides prompt written notice of the Proceeding to the Company; and provided, further, that the Companies shall indemnify Director in all circumstances, except to the extent that a court of competent jurisdiction issues a final, non-appealable judgment determining that Director (i) failed to act honestly and in good faith on behalf of the Companies and in a manner reasonably believed to be within the scope of authority conferred on Director by the Companies’ Organizational Documents and with a view to the best interests of the Companies, (ii) engaged in gross negligence, fraud, bad faith, or willful misconduct, or (iii) in the case of criminal Proceedings, did not have reasonable cause to believe that his conduct was lawful.

(b) The Companies shall maintain, or cause to be maintained, a standard policy of D&O insurance covering the actions of the Companies’ boards, including those of the Director, on behalf of the Companies, in an amount to be determined by the Companies’ boards during the Term.

(c) Notwithstanding anything in the Organizational Documents or otherwise to the contrary, the Companies shall also promptly pay Director the expenses actually and reasonably incurred in connection with any Proceeding in advance of its final disposition without requiring any preliminary determination of the ultimate entitlement of Director to indemnification.

Section 10. Notices. Every notice to be given in connection with or relating to this Agreement shall be in writing and delivered personally (including by courier), electronically via electronic mail, or by registered or certified mail, postage prepaid, return receipt requested to:

If to the Companies:

Andrea Castetter

Executive Vice President – General Counsel, Corporate Secretary and Chief Compliance Officer

8520 Allison Pointe Blvd #400

Indianapolis, IN 46250

Telephone: [*]

Email: [*]

If to the Companies’ legal counsel:

Rachel Strickland

Ropes & Gray LLP

1211 Avenue of the Americas

New York, NY US 10036-8704

Telephone: (212) 596-9876

Email: Rachel.Strickland@ropesgray.com

If to the Director:

Eugene I. Davis

Pirinate Consulting Group, LLC

[*]

[*]

Telephone: [*]

Email: [*]

Either of the parties may change their address for purposes of notice hereunder by giving notice in writing to such other party pursuant to this section.

Section 11. Consent Required for Assignment. Neither the Director nor the Companies shall assign all or any portion of this Agreement without the prior written consent of the other Party.

Section 12. Entire Agreement. This Agreement sets forth the entire understanding of the Parties with respect to the subject matter hereof and supersedes all prior agreements, written or oral, between them as to such subject matter, if any. The Parties acknowledge that they are not relying on any representations with respect to the subject matter hereof that are not expressly set forth in this Agreement. This Agreement constitutes a complete and exclusive statement of the terms of the agreements among the Parties with respect to the subject matter hereof.

Section 13. Amendments and Waivers. The failure to enforce the provisions of this Agreement at any particular time or require performance by the other Party at any particular time with respect to any of the provisions of this Agreement shall not be construed to be a waiver of such provisions or to affect either the validity of this Agreement or any part hereof, or the right of either Party to enforce each provision in accordance with its terms. Neither this Agreement nor any provision herein may be altered, amended, modified, supplemented, or waived, except by a written agreement executed by all of the Parties. No written waiver of any breach shall be deemed a waiver of any other or subsequent breach and no course of dealing between the Parties shall be effective to amend or waive any provision of this Agreement.

Section 14. Parties in Interest; Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of each Party and its respective successors and permitted assigns. Nothing in this Agreement, express or implied, shall confer on any person other than the Parties and their respective successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement including, without limitation, any third-party beneficiary rights.

Section 15. Representation by Counsel. Each Party acknowledges that it has had the opportunity to be represented by counsel in connection with the negotiation and execution of this Agreement. Accordingly, any rule of law or any legal decision that would provide any Party with a defense to the enforcement of the terms of this Agreement against such Party based upon lack of legal counsel shall have no application and the Parties hereby expressly waive any such defense.

Section 16. Legal Fees. Each of the Parties shall bear their own attorneys’ fees, costs, and expenses for all matters related to the negotiation and execution of this Agreement.

Section 17. No Construction Against Any Party. This Agreement is the result of negotiations among the Parties and is the product of all Parties. Accordingly, the Agreement shall not be construed against any particular Party merely because of the Party’s involvement of the preparation of this Agreement.

Section 18. Severability. If any provision of this Agreement is held to be invalid, illegal, or unenforceable, the validity, legality, or enforceability of the remaining provisions shall not in any way be affected or impaired.

Section 19. Governing Law; Submission to Jurisdiction.

(a) This Agreement shall be governed by, and construed in accordance with, the laws of the State of New Jersey without regard to principles of conflicts or choice of laws or any other law that would make the laws of any other jurisdiction other than the State of New Jersey applicable hereto.

(b) All actions and proceedings arising out of, in connection with, or relating to this Agreement shall be heard and determined in any court in the State of New Jersey, and the parties hereby consent to the jurisdiction of such courts in any such action or proceeding.

Section 20. Costs of Collection. The applicable Company agrees to pay all reasonable, documented costs and expenses of collection incurred by the Director in connection with the enforcement of this Agreement for the collection of the Fees or the Additional Payments due to the Director hereunder, and all such reasonable, documented costs and expenses shall be payable as incurred; provided, however, if the applicable Company prevails against the Director in such dispute, the Director shall repay all such reasonable, documented costs and expenses previously paid to the Director pursuant to this Section 20. This Section 20 shall survive any termination of this Agreement.

Section 21. Survival. The representations, rights, and obligations of the Parties in Sections 6, 8, 9, 10, 11, 13, 14, 15, 16, 17, 19, 20, and 21 shall survive the termination of this Agreement and shall continue in full force and effect in accordance with the terms hereof; provided, however, that any liability of any Party for failure to comply with any of the terms of this Agreement shall survive such termination.

Section 22. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original of this Agreement and all of which, when taken together, will constitute one and the same instrument. Notwithstanding anything to the contrary herein, delivery of an executed counterpart of a signature page to this Agreement by email attachment will be effective as delivery of a manually executed counterpart of this Agreement or such amendment, as applicable.

Section 23. Tense and Headings. Whenever any words used in this Agreement are in the singular form, they shall be construed as though they were also used in the plural form in all cases where they would so apply. The section headings of this Agreement are for convenience of reference only and shall not, for any purpose, be deemed a part of this Agreement and shall not in any way affect the meaning or interpretation of this Agreement.

[remainder of page left blank]

IN WITNESS WHEREOF, the Companies and the Director have executed this Agreement, as evidenced by the authorized signatures below, effective as of the Effective Date.

By:	/s/ Robert Leasure, Jr.
Name: Robert W. Leasure, Jr.
Title: Chief Executive Officer, President, and Director

Director

By:	/s/ Eugene I. Davis
Name: Eugene I. Davis

[Signature Page to Independent Director Agreement]

Schedule I

1.	Inotiv, Inc.

2.	BAS Evansville, Inc.

3.	BASi Gaithersburg, LLC

4.	Bronco Research Services, LLC

5.	Envigo Bioproducts, Inc.

6.	Envigo Global Services, Inc.

7.	Envigo Holding I, Inc.

8.	Envigo New Holdco, LLC

9.	Envigo RMS, LLC

10.	Envigo RMS B.V., Inc.

11.	ERPP, Inc.

12.	Histion, LLC

13.	Inotiv Boulder, LLC

14.	Inotiv LAMS West, Inc.

15.	Inotiv Nashville, LLC

16.	Inotiv Research Models, LLC

17.	Integrated Laboratory Systems, LLC

18.	Precisium Solutions, LLC

19.	Seventh Wave Laboratories, LLC